AGREEMENT OF
                            LIMITED PARTNERSHIP
                                     OF
                          TREFOIL ISRAEL FSL, L.P.

     This Agreement of Limited Partnership of Trefoil Israel FSL, L.P. (the "Partnership"), is entered into as of December 17, 1999, by and between Trefoil Israel FSL, Inc., a Delaware corporation ("Trefoil Israel FSL"), as general partner (the "General Partner"), and the undersigned limited partners, including any Persons hereafter admitted, pursuant to the terms hereof, as limited partners of the Partnership.

                                 ARTICLE 1
                             DEFINITIONS, ETC.

     1.1 Definitions.

     As used herein, the following terms shall have the meanings set forth below:

          "Acquisition Expenses" means all costs, fees, expenses and commissions incurred by the Partnership, the General Partner, SCA, Shamrock or any of their Affiliates in connection with the preparation for, or the carrying out, completion, termination, or sale or liquidation (in whole or in part) of, the investment in the Subject Companies, including, but not limited to, legal, accounting, investment banking, financing, finders' and other fees and expenses; provided, however, that such amounts shall not include any costs, fees, expenses and commissions incurred by the Partnership, the General Partner, the Limited Partners, SCA or any of their Affiliates which have been reimbursed to such Person by a Subject Company;

          "Act" means the Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof and as it may be amended hereafter from time to time;

          "Affiliate" means, with respect to any Person, a Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person; the term
"control," as used herein, means, with respect to a Person that is a corporation, the right to elect a majority of its board of directors and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Person;

          "Agreement" means this Agreement of Limited Partnership of Trefoil Israel FSL, L.P. as amended from time to time as provided herein;

          "Contribution Agreement" means the Contribution Agreement, dated as of December __, 1999, intended to be entered into between Shamrock and the Partnership;

          "Auditor" has the meaning given it in Section 9.2(a);

          "Available Cash" means Cash which is available in the accounts of the Partnership and not reserved to make any payments due and owing by the Partnership or otherwise reserved by the General Partner, in its reasonable discretion, for expenses, operations, or contingencies of the Partnership;

          "Base Rate" means, on any date, the rate of interest in effect for such date charged by Bank of America, N.A. as its "reference rate" or "prime rate";

          "Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows;

          (i) any adjustments to the adjusted basis of any asset of the Partnership pursuant to Section 734 or 743 of the Code shall be taken into account in determining such asset's Book Value in a manner consistent with Treas. Reg.ss. 1.704-1(b)(2)(iv)(m); and

          (ii) if the Book Value of an asset has been determined pursuant to paragraph (i) above, such Book Value shall thereafter be adjusted in the same manner as would the asset's adjusted basis for federal income tax purposes, except that depreciation deductions shall be computed based on the asset's Book Value as so determined, and not on the asset's adjusted tax basis;

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close;

          "Capital Account" means, with respect to any Partner, the capital account of such Partner maintained pursuant to Section 7.1, including all additions and subtractions thereto pursuant to this Agreement;

          "Capital Commitment Balance" of a Partner shall mean such Partner's Total Capital Commitment, less the Contributions made by the Partner;

          "Capital Contributions" means the contributions by the Partners to the Partnership made pursuant to Section 6.1;

          "Capital Distributions" means the amount of Available Cash or property (valued at Fair Market Value) distributed to the Partners pursuant to Section 7.4.1(a);

          "Cash" when capitalized means money and cash equivalents;

          "Code" means the Internal Revenue Code of 1986, as amended;

          "Contributions" means the contributions to the capital of the Partnership by the Partners made pursuant to Section 6.1(b)(i);

          "Delinquent Partner" has the meaning given it in Section
6.1(b)(iii);

          "Designated Account" means (i) marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having not less than the second highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of the creation thereof and, at the time of acquisition, having not less than the second highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc; (iv) certificates of deposit, repurchase agreements, or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia which has combined capital and surplus of not less than $1,000,000,000; and (v) money market funds organized under the laws of the Unites States of America or any State thereof that invest not less than 75% of their funds in any of the Designated Accounts described in clauses
(i), (ii), (iii), and (iv) above;

          "Exchange Act" means the Securities Exchange Act of 1934, as amended;

          "Event of Withdrawal" has the meaning given it in Section 8.1(b);

          "Fair Market Value" of an asset means the fair market value of such asset as determined by the General Partner or liquidating trustee, as the case may be, in its reasonable discretion; provided, however, in connection with a distribution of property to the Limited Partners pursuant to Section 7.4.1, 7.4.3 or 8.3, the fair market value of property which is a security that is not publicly traded shall be the appraised value thereof as determined by an independent investment bank or appraisal firm selected by the General Partner;

          "Fiscal Period" shall mean the period beginning on the date hereof or the first day after the end of any Fiscal Period and ending on the last day of each calendar quarter;

          "Fiscal Year" means each of the taxable years of the Partnership, as described in Section 9.7;

          "General Partner" means Trefoil Israel FSL, Inc. or any new general partner elected pursuant to the terms of this Agreement;

          "Hypothetical Capital Account Distribution" has the meaning given it in Section 7.2(a);

          "Hypothetical Section 7.4 Distribution" has the meaning given it in Section 7.2(a);

          "Indemnified Person" or "Indemnified Persons" have the meanings given them in Section 4.7(a);

          "Initial Contribution Date" means December 23, 1999 or such later date designated in a written notice delivered to the Limited Partners in accordance with Section 11.13;

          "Interest Rate" means the lesser of (i) 3% in excess of the Base Rate from time to time in effect, and (ii) the maximum non-usurious rate permitted by applicable law;

          "Invested Capital" means the excess of Contributions over Capital Distributions;

          "Investment Act" has the meaning given it in Section 10.1(j);

          "Limited Partners" means each Person named as a limited partner on the Schedule of Partners, and each Person admitted as a Substituted Limited Partner pursuant to Section 2.4(c) and named as a limited partner on the Schedule of Partners;

          "Majority in Interest" means, in respect of any consent or other action of the Limited Partners pursuant to this Agreement, Limited Partners (other than Delinquent Partners) whose Total Capital Commitments represent at least 50% of the Total Capital Commitments of all the Limited Partners (other than Delinquent Partners);

          "Management Agreement" means the Management Agreement, dated as of December 17, 1999, between the Partnership and SCA, as the same may be amended pursuant to the terms hereof;

          "Minimum Fee" means the fee payable to SCA pursuant to Section 3 of the Management Agreement;

          "Minimum Fee Contribution" has the meaning given it in Section 6.1(b)(ii);

          "Minimum Fee Distributions" means the amount of Available Cash or property (valued at Fair Market Value) distributed to the Partners pursuant to Section 7.4.1(b);

          "Minimum Fee Payment Date" means December 31, 1999 and each January 5 and July 5 thereafter (beginning with January 5, 2000) and prior to the Partnership Dissolution Date;

          "Net Profit" and "Net Loss" mean, respectively, for any period the taxable income and taxable loss of the Partnership for such period as determined for federal income tax purposes, provided that for purposes of determining Net Profit and Net Loss and each item thereof (and not for income tax purposes) (i) there shall be taken into account any tax exempt income of the Partnership, (ii) any expenditures of the Partnership which are described in Section 705(a)(2)(B) of the Code or which are deemed to be described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations under Section 704(b) of the Code shall be treated as deductible expenses, (iii) if any Partnership asset has a Book Value which differs from its adjusted tax basis as determined for federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be computed based upon the asset's Book Value rather than its adjusted tax basis and (iv) items of gross income or deduction allocated pursuant to
Section 7.3 shall be excluded from the computation of Net Profit and Net
Loss;

          "Partners" means the General Partner and the Limited Partners;

          "Partners' 7% Return Amount" means, at the date of determination, the amount, if any, that would have to be distributed to the Partners at such time pursuant to Section 7.4.1(c) (after taking into account any amounts concurrently distributable to the Partners pursuant to Section 7.4.1(a) or (b)) so as to provide the Partners with a Realized Return of at least 7% per annum;

          "Partnership" means the limited partnership created under this Agreement;

          "Partnership Dissolution Date" has the meaning given it in
Section 8.1;

          "Permitted Transferee" has the meaning given it in Section
2.4(a);

          "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated association or other entity or association;

          "Pro Rata" means in proportion to the Total Capital Commitments of all of the Partners;

          "Qualified Income Offset Amount" means, for any Partner, the excess, if any, of (i) the negative balance a Partner has in its Capital Account after taking into account any adjustments, allocations or distributions described in Treas. Reg. ss. 1.704-1(b)(2)(ii)(d)(4), (5) or
(6) over (ii) the maximum amount of any negative balance in its Capital Account such Partner may be obligated (or deemed obligated under the Treasury Regulations) to contribute to the Partnership upon liquidation;

          "Realized Return" means, with respect to the Partners, at any specified time, the internal rate of return, determined on the basis of annual compounding from the time of contribution, realized by the Partners (viewed collectively) taking into account: (i) all Contributions and Minimum Fee Contributions made by the Partners to the Partnership, (ii) all distributions made (or deemed made pursuant to Section 7.4.4) to the Partners pursuant to Section 7.4.1(a), (b) and (c) on or before such time, and (iii) all distributions of property at its Fair Market Value;

          "SCA" means Shamrock Capital Advisors, Inc., a Delaware corporation;

          "Schedule of Partners" means Schedule A attached hereto as the same may be amended from time to time to reflect the addition of Additional Limited Partners, Substituted Limited Partners and/or changes in Total Capital Commitments;

          "Securities" means the securities of the Subject Companies, all warrants, options, convertible securities and other interests which may be exercised in respect of, converted into or otherwise relate to, a Subject Company's capital stock or other equity interests and any other securities, including debt securities, of a Subject Company;

          "Securities Act" means the Securities Act of 1933, as amended;

          "Shamrock" means Shamrock Holdings, Inc., a Delaware corporation;

          "Subject Companies" means the Persons listed on Schedule B hereto as the same may be amended from time to time to include any other Persons any of whose Securities are owned by the Partnership, including various publicly traded and private companies of which Formula Systems (1985) Ltd., an Israeli public company, owns at least 25% of the equity securities;

          "Substituted Limited Partner" has the meaning given it in Section 2.4(c);

          "Total Capital Commitment" of a Partner shall mean the amount of capital that such Partner has committed to contribute to the Partnership as set forth in Schedule A hereto under the caption "Total Capital
Commitment";

          "Transfer" has the meaning given it in Section 2.4(a);

          "Two-Thirds in Interest" means, in respect of any consent or other action of the Limited Partners pursuant to this Agreement, Limited Partners (other than Delinquent Partners) whose Total Capital Commitments represent at least 66 and 2/3 percent of the Total Capital Commitments of all the Limited Partners (other than Delinquent Partners);

          "Unrecovered Minimum Fee Contributions" means the excess of (i) Minimum Fee Contributions over (ii) Minimum Fee Distributions;

          "Void Transfer" has the meaning given it in Section 2.4(a).

     1.2 Accounting Terms and Determinations.

     All accounting terms used herein and not otherwise defined shall have the meanings accorded to them in accordance with generally accepted accounting principles and, except as expressly provided herein, all accounting determinations shall be made in accordance with United States generally accepted accounting principles, consistently applied.

                                 ARTICLE 2
                             GENERAL PROVISIONS

     2.1 Formation of Limited Partnership.

     The Partners hereby agree to form a limited partnership, pursuant to and in accordance with the provisions of the Act. Except as provided to the contrary in this Agreement, the rights and obligations of the Partners shall be governed by the provisions of the Act. The General Partner shall promptly file in the office of the Secretary of State of the State of Delaware a certificate of limited partnership conforming to the Act.

     2.2 Name.

     The name of the Partnership shall be Trefoil Israel FSL, L.P. or such other name as the General Partner may hereafter designate upon (i) sending notice thereof to the Limited Partners and (ii) causing an amendment to the certificate of limited partnership to be properly filed in the office of the Secretary of State of the State of Delaware; provided, however, that such other name shall not include the name (or any unique part thereof) of a Limited Partner or any of its Affiliates without the prior consent of such Limited Partner.

     2.3 Principal Place of Business.

     The principal place of business of the Partnership shall be at 4444 Lakeside Drive, Burbank, California or at such other place as the General Partner may from time to time determine. The Partnership may establish additional offices at such other places within or outside the State of California as the General Partner may from time to time determine.

     2.4 Transfer of Partnership Interests.

     (a) Conditions for Transfer. No Limited Partner shall, directly or indirectly, sell, assign, transfer, exchange, mortgage, pledge, dispose of, hypothecate, grant a security interest in, encumber, or permit or suffer any encumbrance of (except by negative pledge), all or any portion of its interest in the Partnership (the commission or occurrence of any such act referred to as a "Transfer"), without the prior written consent of the General Partner, which consent may be withheld in the absolute discretion of the General Partner; provided, however, that no such consent of the General Partner shall be required for Transfers (i) occurring pursuant to testamentary instrument or intestate succession or as otherwise set forth in Section 2.5, (ii) by gift to a spouse, parent, child or grandchild or a trust for the benefit of any one or more of the foregoing or (iii) to an Affiliate of, or partner in, such Limited Partner; provided that (x) in every case such transferee agrees with the Partnership not to make any subsequent Transfer except with the prior written consent of the General Partner or to Persons described above, (y) if any Limited Partner shall make a Transfer to an Affiliate of, or a partner in, such Limited Partner, such transferor shall guaranty, by instrument reasonably satisfactory to the General Partner, the making of Capital Contributions by the transferee and (z) such Transfer would not subject the Partnership to registration under the Investment Company Act of 1940, as amended. Any Person receiving a Limited Partner's interest pursuant to (i), (ii) or (iii) above or with the prior written consent of the General Partner (including, without limitation, pursuant to Section 6.1(b)(iii)) shall be referred to as a "Permitted Transferee." Any purported Transfer of a Limited Partner's interest in the Partnership made other than in accordance with this Agreement (a "Void Transfer") shall be void and neither the Partnership nor the General Partner shall be required to recognize any equitable or other claims to such interest on the part of a Transferee in connection with a Void Transfer. Any amounts otherwise distributable to a Limited Partner in respect of a direct or indirect interest in the Partnership that has been transferred in violation of this Section 2.4 may be withheld until the Void Transfer has been rescinded, whereupon the amount withheld shall be distributed without interest. Before the completion of, and as a prior condition to, any Transfer pursuant to this Section 2.4, if requested by the General Partner, the transferor shall deliver to the Partnership a written opinion of counsel, satisfactory in form and substance to the General Partner, that an exemption from registration under the Securities Act is available.

     (b) Effect of Transfer. A Permitted Transferee shall not become a Limited Partner as a result of a Transfer, and shall not have any rights herein conferred upon a Limited Partner, except that upon notification of the General Partner by the person acquiring such interest, such person shall be entitled to receive allocations and distributions to which such Limited Partner would have been entitled under the terms of this Agreement; provided, however, that any such person may become a Limited Partner upon compliance with all of the procedures set forth in Section 2.4(c).

     (c) Requirements for Substitution. A Permitted Transferee of an interest in the Partnership of a Limited Partner shall have the right to become a substituted Limited Partner (a "Substituted Limited Partner") in place of such Limited Partner with respect to such interest only if all the following conditions are satisfied:

          (i) a duly executed and acknowledged written instrument of transfer approved by the General Partner has been filed with the Partnership setting forth the intention of the transferring Limited Partner that the Permitted Transferee become a Substituted Limited Partner in its place;

          (ii) the transferring Limited Partner and Permitted Transferee execute, acknowledge and deliver such other instruments as the General Partner may reasonably deem necessary or desirable to effect such substitution, including the written acceptance and adoption by the Permitted Transferee of the provisions of this Agreement, and the execution, acknowledgment and delivery by the Permitted Transferee of a power of attorney containing the powers provided for in Section 11.1 hereof;

          (iii) the transferring Limited Partner shall have guaranteed the obligations of the Permitted Transferee hereunder;

          (iv) the written consent of the General Partner to such substitution shall be obtained, which consent may be withheld in the absolute discretion of the General Partner (regardless of whether the withholding of such consent is arbitrary and unreasonable); and

          (v) the Partnership shall have been reimbursed for all reasonable expenses, including attorney's fees, incurred by the Partnership in connection with such Transfer and substitution.

Except to the extent required by the General Partner pursuant to this
Section 2.4 or the Act, the transferring Limited Partner shall be relieved of its obligations to make further Capital Contributions to the extent of such transfer.


     2.5 Effect of Bankruptcy, Death, Incompetency or Withdrawal of a Limited Partner.

     The dissolution, liquidation, bankruptcy, death, incompetency, resignation or withdrawal of any Limited Partner shall not cause the termination or dissolution of the Partnership. Upon the occurrence of any such event that is not prohibited by Section 5.6, the legal representative of the Limited Partner shall be deemed to be the assignee of the Limited Partner's interest in the Partnership and, if the terms and conditions set forth in Section 2.4(c) hereof are satisfied, may become a Substituted Limited Partner.

     2.6 Both General and Limited Partner.

     A Partner may at the same time be both a General Partner and Limited Partner, in which event its rights and obligations in each such capacity shall be determined separately in accordance with the provisions hereof.

     2.7 Delaware Office; Agent for Service of Process.

     The address of the Partnership's registered office in the State of Delaware shall be c/o Corporation Service Company, 1013 Centre Rd., Wilmington, Delaware 19805, and the name of the registered agent for service of process on the Partnership in the State of Delaware shall be Corporation Service Company.

                                 ARTICLE 3
                      OBJECTIVES, PURPOSES AND POWERS

     3.1 Purposes and Powers.

     (a) The purpose of the Partnership is to hold, purchase, acquire, sell or otherwise engage in transactions involving Securities.

     (b) the Partnership is empowered

          (i) to, directly or indirectly, purchase, hold, exchange, sell, distribute, transfer, mortgage, pledge, hypothecate, deal in or otherwise effect any and all transactions of any kind, character or description whatsoever in or with respect to the Securities, and to do any and all things which may be useful in connection with the foregoing activities or incidental to the conduct of such activities;

          (ii) to incur indebtedness for borrowed money; to issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures, and any other kinds of negotiable and non-negotiable instruments and evidences of indebtedness, whether or not in connection with borrowing money, and to secure the payment thereof (and of the interest thereon) by the creation of any interest in the Securities or any of the property or rights of the Partnership, or in any property owned by others when the Partnership has the right so to do, whether owned by or subject to such right of the Partnership at the time such indebtedness is incurred or thereafter;

          (iii) to purchase, borrow, acquire, hold, exchange, sell, distribute, assign, transfer, lend, mortgage, pledge, hypothecate, convert, redeem, escrow, or reissue instruments evidencing its indebtedness incurred in connection with the conduct of its business;

          (iv) to invest Partnership funds, on a temporary basis pending
(x) investment in a Subject Company, (y) distribution to the Partners or
(z) payment of costs, expenses, liabilities or other obligations or contingencies of the Partnership, in Designated Accounts, or in deposit or loan accounts with Bank Hapoalim B.M., provided, however, the General Partner shall not cause the Partnership to invest such funds in currencies other than U.S. Dollars except as necessary (but not to exceed 10 Business
Days) to convert to or from a foreign currency in connection therewith;

          (v) to have and maintain one or more offices within or without the State of California, in connection therewith, to rent, lease or purchase office space, facilities and equipment, to engage and pay consultants and advisors and to do such other acts and things and incur such other expenses as may be necessary or advisable in connection with the maintenance of such office or offices or the conduct of the Partnership;

          (vi) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

          (vii) to form Persons, including partnerships and corporations, and to enter into, make and perform all such contracts, agreements and other undertakings, including indemnity agreements, as may be necessary or advisable or incident to the foregoing or the carrying out of the purposes of the Partnership;

          (viii) to enter into the Management Agreement and the Contribution Agreement; and

          (ix) to take such other actions as may be necessary or advisable or incident to the foregoing or the carrying out of the purpose of the Partnership (including, without limitation, the commencement, joining in, maintenance and defense of any litigation or administrative proceeding, the retention of agents, independent contractors, legal counsel, accountants, brokers and investment bankers, and the preparation and filing of Partnership tax returns) and to do every other act or thing incident thereto or connected therewith.

     Without limiting the foregoing, the Partnership may carry out its objectives and accomplish its purposes as principal, whether by or through trustees or agents, alone or with associates, or as a member of or as a participant in any firm, partnership, joint venture, association, trust, syndicate or other entity. Although the Partnership may engage in any or all of the above activities, the Partnership need not engage in any one or more of them.

                                 ARTICLE 4
                     GENERAL PARTNER; MANAGEMENT; ETC.

     4.1 General Partner.

     The General Partner is Trefoil Israel FSL or any additional, substitute, replacement or successor general partner of the Partnership admitted as such in accordance with this Agreement in its capacity as general partner of the Partnership.

     4.2 Exclusive Control.

     Subject to the terms and provisions of this Agreement and the Act, the management, operation and policies of the Partnership and the authority to take all action and make all decisions regarding the business of the Partnership shall be vested fully and exclusively in the General Partner who shall have all rights and powers generally conferred by law upon general partners or necessary or advisable and consistent herewith.

     4.3 Other Businesses of Partners.

     Until the Partnership Dissolution Date, the General Partner shall engage in no business other than serving as the general partner of the Partnership and taking such actions that are reasonably incident thereto. The General Partner shall devote such time to the Partnership and its purposes and objectives as shall be necessary in its reasonable judgment to conduct and manage the Partnership's affairs in an efficient manner after taking into account the services provided to the Partnership under the Management Agreement. Except as otherwise specifically set forth herein or in the Management Agreement, nothing contained in this Agreement shall be deemed to preclude any Partner or any Affiliate of any Partner or employee of any Partner from engaging in or pursuing, directly or indirectly, independently or with others, any interest in other business ventures of every kind, nature or description, including those which compete with a Subject Company, and neither the Partnership nor any Partner shall be entitled to have any interest whatsoever in any such business venture.

     4.4 Powers.

     The General Partner is hereby authorized and empowered, on behalf and in the name of the Partnership, to carry out and implement, directly or through such agents as the General Partner may appoint, including, but not limited to, SCA, any and all of the purposes and powers of the Partnership set forth in Article 3 hereof, and, without limiting the generality of the foregoing:

     (a) to do such other acts (including elections under Section 754 of the Code and any other Code provision or regulation thereunder) as the General Partner may deem necessary or advisable, or as may be incident to or necessary for the conduct of the business of the Partnership;

     (b) to employ and dismiss from employment any and all employees, agents, or independent contractors;

     (c) to consult with legal counsel, accountants, brokers, investment bankers, and other experts selected by the General Partner or SCA on behalf and at the expense of the Partnership; and

     (d) to execute, acknowledge and deliver any and all instruments to effectuate any and all of the foregoing.

     4.5 Transactions with Affiliates; Management Agreement.

     The General Partner may not engage in any transaction with its Affiliates or Shamrock and any of its Affiliates in connection with the operation or management of the Partnership or the carrying out of its objects or purposes on any basis less favorable to the Partnership than would be obtained from an unaffiliated Person. Concurrently with the execution of this Agreement, the Partnership shall enter into the Management Agreement. Without the consent of Two-Thirds in Interest, the Partnership may not amend the Management Agreement.

     4.6 Exculpation of General Partner.

     Neither the General Partner nor any Affiliate of the General Partner or any employee thereof shall have any liability to the Partnership or the Limited Partners (i) for any mistake in judgment or (ii) for any act or failure to act pursuant to this Agreement or the Management Agreement, except where such mistake in judgment, act or failure to act constitutes gross negligence, fraud, willful violation of law, bad faith or willful misconduct. The General Partner shall be entitled to rely upon the advice of legal counsel, accountants, and other experts (including financial advice of investment bankers), provided the General Partner believes such professionals and experts are competent, and any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner, its Affiliates or any of their respective employees to liability to the Partnership or any Partner.

     4.7 Indemnification and Contribution.

     (a) The Partnership shall indemnify, defend and hold harmless each Partner, its Affiliates, and their respective directors, officers, employees, or agents (severally, the "Indemnified Person," and collectively, the "Indemnified Persons"), from and against any loss, damage, liability, cost or expense (including reasonable fees and expenses of counsel selected by the Indemnified Person) (except as otherwise specifically provided herein or in the Management Agreement) to which the Indemnified Person may become subject arising out of or in connection with
(i) the transactions contemplated by this Agreement, including any tender offer, and any other actions taken by the Partnership in connection with the Securities of a Subject Company, but solely as a result of an Indemnified Person (or an Affiliate thereof) being a Partner or (ii) the business and operation of the Partnership (subject to the Management Agreement), to the fullest extent permitted by law, except that the Partnership shall not indemnify any Indemnified Person for any loss, damage, liability, cost or expense (x) arising from such Indemnified Person's gross negligence, fraud, willful violation of law, bad faith, willful misconduct, breach of this Agreement or breach of the representations or warranties of the respective Partner contained herein,
(y) as to which indemnification is barred under the federal securities law, the Act, or other applicable laws, or (z) as to its share as Partner in any losses or expenses of the Partnership, including the indemnification provided for in this Section. Such counsel fees and expenses shall be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification with respect thereto.

     (b) If the indemnity provided for in Section 4.7(a) and to which an Indemnified Person is otherwise entitled pursuant to such Section is unavailable to such Indemnified Person in respect of any losses, damages, liabilities, costs or expenses referred to therein, then the Partnership, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, damages, liabilities, costs or expenses in the proportion as (i) the aggregate of the Capital Accounts exclusive of the Capital Account of such Indemnified Person bears to (ii) the aggregate of all Capital Accounts of the Partnership (including such respective Indemnified Person's or Partner's Capital Account).

     4.8 Authority.

     (a) To the extent that the General Partner is authorized to act for the Partnership in accordance with this Agreement, the General Partner shall, either directly or through such officers, partners, employees or agents of the Partnership or the General Partner as the General Partner shall appoint, be authorized, with its signature alone, to bind the Partnership under, and to execute and deliver on behalf of the Partnership, such documents and instruments as may be necessary and appropriate to carry out the decisions made by the General Partner.

     (b) In dealing with the General Partner, no Person shall be required to inquire into its authority to bind the Partnership.

     4.9 Expenses.

     All costs and expenses payable to third parties incurred in connection with the organization and operation of the business of the Partnership, including, but not limited to, Acquisition Expenses, the Minimum Fee payable under the Management Agreement, and fees and expenses incurred prior to the date hereof by the General Partner, SCA, Shamrock, or any of their respective Affiliates relating to the organization of the Partnership or otherwise in furtherance of its purposes, shall be borne by the Partnership and, to the extent that any such expenses have been paid by the General Partner, SCA, Shamrock or any of their respective Affiliates, such person shall be entitled to reimbursement thereof.

     4.10 Management Fees.

     Pursuant to the Management Agreement, the General Partner on behalf of the Partnership will retain SCA to provide management services to the Partnership. The Management Agreement provides, among other things, for the payment to SCA of the Minimum Fee, payable semi-annually in advance on each Minimum Fee Payment Date.

     4.11 Liability of the General Partner.

     Except as provided in Section 4.6, the General Partner shall not be liable for the debts and obligations of the Partnership except solely to the extent required by applicable law; provided, however, that all such debts and obligations for which the General Partner may be liable (except as provided in Section 4.6) shall be paid or discharged first with the property of the Partnership (including insurance proceeds) before the General Partner shall be obligated to pay or discharge any such debt or obligation with its assets.

                                 ARTICLE 5
                              LIMITED PARTNERS

     5.1 Limited Partners.

     The Limited Partners are the persons listed as such in the Schedule of Partners. Their addresses for receipt of notices are as set forth under their names in such Schedule.

     5.2 No Right to Manage.

     Neither any Limited Partner nor the legal representatives of any Limited Partner, including, but not limited to, representatives of Limited Partners that have become bankrupt or have been liquidated or dissolved, shall have any right to take part in the management of the business or affairs of the Partnership or any right or authority to act for or bind the Partnership, except that the Limited Partners shall have the rights and powers granted hereunder and shall also have the rights and powers granted to Limited Partners under the Act.

     5.3 Liability of Limited Partners.

     Subject to the provisions of the Act, no Limited Partner shall be liable to creditors of the Partnership for the repayment, satisfaction and discharge of any debts, liabilities and obligations of the Partnership.

     5.4 Form of Distribution.

     Except as contemplated in this Agreement, no Limited Partner shall have the right to demand or receive (a) property, other than Cash, or (b) priority over any other Limited Partner, in return of its capital or in respect of any other distribution.

     5.5 Action Requiring Consent of Certain Limited Partners.

     Notwithstanding anything to the contrary in this Agreement, the consent of the General Partner and a Majority in Interest shall be necessary to:

     (a) permit the General Partner or the Partnership, prior to the Partnership Dissolution Date, to adopt a voluntary plan of liquidation;

     (b) permit the General Partner to transfer its interest or withdraw as the General Partner in the Partnership;

     (c) admit any Person as a General Partner of the Partnership;

     (d) permit SCA or the Partnership to assign its interest in the Management Agreement;

     (e) permit the merger or consolidation of the Partnership with any Person; or

     (f) permit the General Partner, prior to the Partnership Dissolution Date, to engage in any activities other than acting as General Partner and/or a Limited Partner and other actions incidental thereto.

     5.6 Withdrawal of Limited Partners.

     Without the prior written consent of the General Partner, the granting or denial of which shall be in the sole discretion of the General Partner, no Limited Partner shall resign or withdraw from the Partnership prior to dissolution of the Partnership pursuant to Section 8.1 (except pursuant to dissolution, liquidation, bankruptcy, death or incompetency as set forth under Section 2.5). During the term of the Partnership, no Partner shall be entitled to withdraw any amount from his Capital Account except as provided in Sections 7.4 and 8.3.

                                 ARTICLE 6
                           CAPITAL CONTRIBUTIONS

     6.1 Capital Contributions.

     The Partners have agreed to make contributions to the capital of the Partnership as follows:

     (a) All Capital Contributions shall be made in cash.

     (b) (i) The General Partner may at any time and from time to time prior to the Partnership Dissolution Date, (x) on the Initial Contribution Date, the Limited Partner shall make contributions pursuant to the Contribution Agreement which Contribution has fair market value of $ 7,514,651.00 and the General Partner shall contribute the amount set forth opposite such Partner's name under the heading "Initial Capital Contribution," and (y) thereafter upon notice given at least five Business Days prior thereto by telex or telecopy, require each Limited Partner to make contributions to the capital of the Partnership in an amount not to exceed such Partner's Capital Commitment Balance. All Contributions, other than the Initial Capital Contribution from the Limited Partner, shall be made by wire transfer of federal funds to the account of the Partnership (which account shall be set forth in the notice). Contributions shall be made Pro Rata by the Partners. Concurrently with the funding of Contributions by the Limited Partners pursuant to this clause (i), the General Partner shall make additional contributions to the capital of the Partnership in an amount so that the aggregate of all Contributions made by the General Partner equals at least 1% of the aggregate of all Contributions made by all Partners.

               (ii) In addition to Contributions which may be required pursuant to clause (b)(i) above, on each Minimum Fee Payment Date the Partners shall be obligated severally, and not jointly, to make additional contributions (each a "Minimum Fee Contribution") to the Partnership in an aggregate amount equal to the Minimum Fee payable on such date. All Minimum Fee Contributions shall be made by wire transfer of federal funds to the account of the Partnership by 12:00 noon New York City time on each Minimum Fee Payment Date. All Minimum Fee Contributions shall be made Pro Rata by the Partners. Minimum Fee Contributions will not reduce the Partners' Capital Commitment Balance.

               (iii) If (x) any Limited Partner fails to contribute timely all or any portion of any Capital Contribution it has agreed to contribute pursuant to the provisions of this Agreement, and (y) such failure continues for a period of (A) in the case of Contributions, three Business Days after, and (B) in the case of Minimum Fee Contributions, ten days after, receipt by such Limited Partner (such Limited Partner being hereinafter referred to as the "Delinquent Partner") of notice from the General Partner specifying such failure, then the General Partner may, subject to compliance with applicable law, at its option:

                    (A) Take such action (including, without limitation, the filing of a suit) a\s the General Partner deems appropriate to obtain payment by the Delinquent Partner of that portion of its contribution which is in default, together with interest thereon at the Interest Rate, from the date that such contribution was due until the date that such contribution, together with all interest accrued thereon, is paid to the Partnership, all at the cost and expense of the Delinquent Partner, and until all such amounts have been paid, all distributions that would otherwise be made to such Delinquent Partner shall be withheld in partial satisfaction of such obligations and shall be first applied to interest earned and unpaid and then to principal;

                    (B) Advance, together with the Limited Partners (other than the Delinquent Partner) wishing to participate, on a Pro Rata basis (determined without regard to the Delinquent Partner), that portion of such contribution which is in default, on the following terms: (I) the sums thus advanced shall be deemed to be demand recourse loans from the Partners participating therein to the Delinquent Partner and a contribution of such sums to the Partnership by the Delinquent Partner; (II) such loans shall bear interest at the Interest Rate, from the date that the advance was made until the date that such advance, together with all interest accrued thereon, is repaid to the Partners; (III) unless otherwise paid, the repayment of these loans shall be made from the Cash of the Partnership to be distributed to the Delinquent Partner before any Cash is distributed to the Delinquent Partner during the term of the Partnership or after dissolution; and (IV) all such repayments shall be first applied to interest earned and unpaid and then to principal;

                    (C) If the delinquency arises from a failure to make a Contribution, unless the Delinquent Partner shall have theretofore cured its failure to make a required Contribution (and reimbursed the Partnership for all costs and expenses incurred in connection with such delinquency), sell the Delinquent Partner's interest in the Partnership to the other Limited Partners wishing to participate on a Pro Rata basis (determined without regard to the Delinquent Partner), or to any other Person, to the extent the Limited Partners fail to purchase their Pro Rata share, without further notice to the Delinquent Partner on the terms and for such consideration as the General Partner may reasonably deem appropriate under the circumstances; proceeds from any such sale shall be retained by the Partnership or the Partners (as the case may be), to the extent of the amount, including interest, then owing to the Partnership or the Partners (as the case may be) (the Delinquent Partner remaining liable for any deficiency); any excess shall be paid to Delinquent Partner; and/or

                    (D) Exercise such other rights and remedies to which the General Partner may be entitled at law or in equity or by statute.

               (iv) No remedy herein conferred upon or reserved to the Partnership or any of the Partners is intended to be exclusive of any other remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission of the Partnership or the Partners to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver of any such default or an acquiescence therein; and every power and remedy given by this Section 6.1(b) to the Partnership or the Partners may be exercised from time to time and as often as may be deemed expedient by the General Partner.

     6.2 Return of Contributions.

     No Partner shall be entitled to the return of any of its Capital Contributions to the Partnership or to be paid interest by the Partnership in respect of its Capital Account except as otherwise specifically provided herein.

     6.3 No Required Additional Contributions.

     Except as may be required by law or as otherwise specifically provided for herein, no Partner shall at any time be required to make any contributions to the Partnership. The Capital Commitment Balances of the Partners are solely for the benefit of the Partners, as among themselves, and may not be enforced by or for the benefit of any other Person (including any creditor, receiver, or trustee of, or for, the benefit of any one or more creditors of the Partnership).

     6.4 Use of Capital.

     The aggregate of all such contributions shall be available to the Partnership to carry out the purposes and objectives of the Partnership as set forth in Section 3.1.


                                 ARTICLE 7
                  ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

     7.1 Capital Accounts.

     (a) Each Partner shall have a Capital Account which shall be maintained in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv). The initial balance of each Capital Account shall be zero.

     (b) The Capital Account of each Partner shall be increased by (i) any Capital Contribution by such Partner when such Capital Contribution is made, (ii) the Net Profit allocated to such Partner pursuant to Section 7.2, and (iii) the gross income allocated to such Partner pursuant to
Section 7.3.

     (c) The Capital Account of each Partner shall be reduced by (i) the amount of any distribution of Cash or the Fair Market Value of any property (net of any liability secured by such property that the Partner is considered to assume or take subject to under Section 752 of the Code) distributed to such Partner, when such distribution is made and (ii) the Net Loss allocated to such Partner pursuant to Section 7.2.

     (d) If the Partnership distributes any property (other than Cash) to any Partner, the Capital Accounts of the Partners shall be adjusted to account for each Partner's allocable share (as determined in accordance with Section 7.2) of Net Profits and Net Losses that would have been realized by the Partnership had it sold the distributed asset at its Fair Market Value immediately prior to its distribution.

     7.2 Allocation of Net Profit and Loss.

     (a) If any Partner has a negative Capital Account balance at the end of any Fiscal Period, Net Profit for such Fiscal Period shall first be allocated among those Partners (and credited to their capital accounts) with negative capital account balances in proportion to their respective negative capital account balances until such negative balances are reduced to zero. Net Profit (in excess of Net Profit allocated under the preceding sentence) or Net Loss for each Fiscal Period shall be allocated among the Partners (and credited or debited to their Capital Accounts) in such manner that were the Partnership to liquidate completely at the end of such Fiscal Period and in connection with such liquidation (i) sell all of its assets and settle all of its liabilities at their then Book Values (i.e., without any Net Profit or Net Loss resulting therefrom), and (ii) distribute its remaining cash to the Partners in accordance with their respective positive Capital Account balances (after crediting or debiting Capital Accounts for Net Profit or Net Loss for such Fiscal Period) (the "Hypothetical Capital Account Distribution"), the resulting distribution would correspond as closely as possible to the distributions that would result if the liquidating distributions had instead been made in accordance with the provisions of Sections 7.4.1 and 7.4.2 (the "Hypothetical Section 7.4 Distribution"). For purposes of maintaining the Capital Accounts, items of income, gain, loss, deduction, expense and credit shall be allocated to the Partners in the same manner as are Net Profits and Net Losses, except where otherwise necessary to more closely conform the Hypothetical Capital Account Distribution with the Hypothetical Section 7.4 Distribution.

     (b) Notwithstanding any other provision of this Agreement, the General Partner shall at all times, except as otherwise determined in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, be allocated an aggregate of at least 1% of the Net Profits and Net Losses as well as 1% of each item of income, gain, loss, deduction, expense and credit of the Partnership.

     (c) For tax purposes, all items of income, gain, loss, deduction, expense and credit shall be allocated to the Partners in the same manner as are Net Profits and Net Losses; provided, however, that in accordance with
Section 704(c) of the Code, the Treasury Regulations promulgated thereunder and Treas. Reg. Section 1.704-1(b)(4)(i), items of income, gain, loss, deduction, expense and credit with respect to any property whose Book Value differs from its adjusted basis for tax purposes shall, solely for tax purposes, be allocated between the Partners so as to take account of both the amount and character of such variation.

     (d) Notwithstanding any other provision of this Agreement, in no event shall Net Losses be allocated to a Limited Partner if such allocation would result in such Limited Partner having a Qualified Income Offset Amount.

For purposes of applying this Section 7.2 and Section 7.3, a Partner's Capital Account shall be increased by such Partner's share of "minimum gain" and "partner minimum gain" (within the meaning of Treasury
Regulations under Section 704(b) of the Code).

     7.3 Allocations of Nonrecourse Deductions; Minimum Gain Chargeback; Qualified Income Offset.

     This Agreement shall be deemed to include "qualified income offset" and "minimum gain chargeback" provisions within the meaning of Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding any other provision of this Agreement, items of gross income shall be allocated to the Partners on a priority basis to the extent and in the manner required by such provisions. In particular, if a Limited Partner's negative Capital Account balance is below such Partner's Capital Commitment Balance, then, prior to any allocation pursuant to Section 7.2, such Partner shall be allocated items of gross income until the negative balance of such Partner's Capital Account, if any, is equal to such Partner's Capital Commitment Balance. Any special allocation of items pursuant to this Section 7.3 shall be taken into account in computing subsequent allocations pursuant to Section 7.2 so that the cumulative net amount of all items allocated to each Partner shall, to the extent possible, be equal to the amount that would have been allocated to such Partner if there had never been any special allocation pursuant to this Section 7.3.

     7.4 Distributions.

          7.4.1 Distributions.

          Distributions of Available Cash or property (including without limitation net sales proceeds and dividends and interest derived from the investment) shall be made to the Partners as follows:

          (a) First, to the Partners Pro Rata until Invested Capital has been reduced to zero:

          (b) Second, to the Partners Pro Rata until Unrecovered Minimum Fee Contributions have been reduced to zero;

          (c) Third, an amount up to the Partners' 7% Return Amount shall be distributed to the Partners Pro Rata; and

          (d) Fourth, any remaining amounts shall be distributed 80% to the Partners Pro Rata and 20% to the General Partner.

          7.4.2 Distributions Before Liquidation.

          Available Cash from the Subject Companies shall be distributed, from time to time, in accordance with Section 7.4.1 promptly following receipt thereof by the Partnership, subject to compliance with applicable laws and regulations.

          7.4.3 Distributions in Liquidation.

          Cash and any other property shall be distributed upon the dissolution and liquidation of the Partnership pursuant to Section 8.3 to each Partner in accordance with Section 7.4.1.

          7.4.4 Withholding Requirements.

          (a) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements imposed under Section 1446 or any other provision of the Code or state, local or foreign law.

          (b) If the Code or any state, local or foreign law requires that the Partnership remit to the Internal Revenue Service or any other taxing authority any withholding tax with respect to, or for the account of, any Partner (in its capacity as a Partner), the General Partner shall provide notice to such Partner of such obligation and such Partner shall have the opportunity to make such payment on its own behalf. If such Partner fails, or is not otherwise able, to make such payment on its own behalf the Partnership shall so remit to the Internal Revenue Service or other taxing authority the full required amount of such withholding tax. Any amount so remitted shall be credited against any distributions that would otherwise be made to such Partner during such period or thereafter and any excess of the amount so remitted over amounts so credited against distributions shall be treated as a recourse demand loan from the Partnership to the Partner, the outstanding balance of which from time to time shall accrue interest daily at the Interest Rate. For as long as the Partnership is not dissolved and the Partner remains a Partner, unless otherwise paid, such loan and interest shall be payable by credit against the first amounts that would otherwise be distributed to such Partner (with any such payment being allocated first to accrued and unpaid interest through the date of such payment) but may be prepaid in cash by the Partner, in whole or any part, at any time.

                                 ARTICLE 8
            DURATION, DISSOLUTION AND TERMINATION OF PARTNERSHIP

     8.1 Partnership Dissolution Date.

     The Partnership shall continue until December 31, 2009, unless the Partnership is dissolved earlier upon:

          (a) consent by a Majority in Interest to dissolve the Partnership at an earlier date fixed by the General Partner;

          (b) the bankruptcy or liquidation of the General Partner or any other event of withdrawal of Trefoil Israel FSL as the General Partner ("Event of Withdrawal") unless at the time of such Event of Withdrawal there is at least one general partner of the Partnership authorized by this Agreement to continue the business of the Partnership without dissolution and does so, or, if there is no such general partner, Limited Partners whose Total Capital Commitments represent at least two-thirds (2/3) in Interest (or such greater percentage as is then required by the Act) agree in writing to continue the Partnership and elect one or more successor general partners, effective as of the date of such Event of Withdrawal, such action to be taken within 90 days after such Event of Withdrawal, in which case the Partnership shall not be dissolved and its business shall be carried on by the remaining general partners;

          (c) a good faith determination by the General Partner that (i) the assets of the Partnership and the Capital Commitment Balances of the Partners are insufficient to continue the business of the Partnership or
(ii) changes in laws applicable to the Partnership have made it undesirable to continue the business of the Partnership; or

          (d) the General Partner having been adjudged guilty of fraud or willful misconduct in connection with the business of the Partnership in a final, non-appealable judgment of a federal or state court of competent jurisdiction.

     In the case of any dissolution, the General Partner shall give prompt notice of such event to the Limited Partners. The date of such dissolution is herein called the "Partnership Dissolution Date."

     8.2 Winding Up.

     Upon dissolution of the Partnership, the Partnership shall liquidate in an orderly manner as promptly as shall be practicable under the supervision and control of the General Partner. The General Partner (as liquidating trustee for the Partnership) shall have all the rights and powers over the assets and liabilities of the Partnership in connection with such liquidation which the General Partner has over the assets and liabilities of the Partnership during the term of the Partnership; provided, however, that such liquidation shall proceed with reasonable diligence. Notwithstanding the foregoing, if the Partnership is dissolved and not continued pursuant to Section 8.1(b) or dissolved pursuant to
Section 8.1(d), a Majority in Interest (excluding Affiliates of the General Partner) may elect, within 10 Business Days of the Partnership Dissolution Date, a liquidating trustee for the Partnership to serve in lieu of the General Partner.

     8.3 Liquidation.

     Upon liquidation of the Partnership, the liquidating trustee shall, out of Partnership assets, make payments and distributions no later than the end of the Fiscal Year following the Fiscal Year in which such liquidation occurs in the following manner and order:

          (a) to pay and discharge, or make provisions or establish reserves for, the claims of all creditors of the Partnership and to pay expenses of liquidation;

          (b) to establish such reserves as the liquidating trustee deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; such reserve may be paid over by the liquidating trustee to any attorney-at-law, or other party acceptable to the liquidating trustee, as escrow agent to be held for disbursement in payment of any such liabilities or obligations and, at the expiration of such period as shall be deemed advisable by the liquidating trustee, for distribution of the balance in the manner hereinafter provided in this
Section 8.3; and

          (c) to make distributions to the Partners in accordance with
Section 7.4.3.

     Distributions in liquidation of the Partnership may be made in property other than Cash, in which case such property shall be valued at its Fair Market Value for purposes of such liquidating distribution. If a distribution is made both in Cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the Cash and other property distributed to each Partner is identical.

     8.4 Use of Partnership Name After Winding Up.

     This Agreement does not confer upon the Partnership or the Partners any right to the name "Trefoil" except that the Partnership may use the name Trefoil Israel FSL, L.P., unless the name of the Partnership is changed as provided in Section 2.2 hereof, and upon the dissolution and winding up of the Partnership, the right to use such name, and all such changed names, shall belong to the General Partner for which no compensation shall be paid to the Partnership or the Partners.

     8.5 Cancellation of Certificate.

     Upon the completion of the distribution of the Partnership assets as provided in Section 8.3, the Partnership shall be terminated and the Person acting as liquidator shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Partnership.


     8.6 General Partner Not Personally Liable For Return of Capital Contributions.

     Except as otherwise expressly provided in a final non-appealable judgment of a federal or state court of competent jurisdiction, the General Partner shall not be personally liable for the return of any Capital Contributions of any Limited Partner and such return shall be made solely from available Partnership assets, if any.

                                 ARTICLE 9
                         BOOKS OF ACCOUNT, REPORTS

     9.1 Books of Accounts.

     The General Partner shall keep, or cause to be kept, accurate and complete records and books of account of all transactions of the Partnership. Such books and records shall be kept on a parent only basis (not consolidated with any of its subsidiaries) and otherwise (except as otherwise provided herein) in accordance with United States generally accepted accounting principles applicable thereto, shall be maintained at the principal office of the Partnership and shall be available for inspection, examination and copying, for a proper purpose and at reasonable times during usual business hours, by Partners or their duly authorized representatives. The General Partner shall provide to each Partner all such information and financial statements of the Partnership as such Partner may reasonably request. All such information and financial statements shall be used for Partnership purposes only.

     9.2 Reports to Partners.

     (a) The books of account and records of the Partnership shall be audited as of the end of each Fiscal Year by PricewaterhouseCoopers (or another nationally recognized accounting firm selected by the General Partner and reasonably acceptable to a Majority in Interest) (the "Auditor").

     (b) Within 120 days after the end of each Fiscal Year, the Auditor shall prepare and mail to each Partner a report including the following:

          (i) the financial statements of the Partnership on a parent only basis (not consolidated with any of its subsidiaries) for the prior Fiscal Year; and

          (ii) all information necessary for such Partner to include its participation in Partnership profits and losses in its income tax returns for the prior Fiscal Year.

     (c) Within 120 days after the end of each fiscal year of a Subject Company prior to the Partnership Dissolution Date, the General Partner shall mail to each Limited Partner financial statements for the Subject Company for such fiscal year.

     (d) Within 75 days after the end of the first three fiscal quarters of each fiscal year of a Subject Company prior to the Partnership Dissolution Date, the General Partner shall mail to each Limited Partner summary financial information regarding the Subject Company for such fiscal quarter (including any quarterly financial statements of the Subject Company for such fiscal quarter which the Partnership, the General Partner or SCA has theretofore received from the Subject Company).

     9.3 Tax Returns.

     The General Partner shall cause to be prepared and timely filed, at the cost and expense of the Partnership, all necessary federal and state tax returns of the Partnership.

     9.4 Final Accounting.

     Promptly after the Partnership Dissolution Date, the Auditor shall commence to take an account of the affairs and financial transactions of the Partnership and within 120 days after the Partnership Dissolution Date shall prepare a statement setting forth the financial position of the Partnership as of the close of business on the Partnership Dissolution Date, establishing reasonable reserves for contingencies, showing the Partnership's liabilities and assets and stating each Partner's Capital Account balance on the Partnership Dissolution Date.

     9.5 Conclusiveness of Audit and Accounting.

     The determination by the Auditor shall be final and binding upon all Partners in the absence of manifest error.

     9.6 Tax Elections.

     The General Partner shall have the power to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local law.

     9.7 Taxable Year.

     The Partnership shall elect a taxable year ending December 31 or such other date as the General Partner may determine and as may either be approved by the Internal Revenue Service or otherwise available for tax purposes; provided that the first taxable year of the Partnership shall begin on the date hereof and end on December 31, 1999. The General Partner shall give all other Partners notice of any change of the date on which the taxable year of the Partnership shall end. Except as previously disclosed in writing to the General Partner, as of the date hereof, each Limited Partner has a taxable year ending on December 31.

     9.8 Designation of Tax Matters Partner.

     The General Partner is hereby designated as the "Tax Matters Partner" under Section 6231(a)(7) of the Code to manage administrative tax proceedings conducted at the partnership level by the Internal Revenue Service with respect to partnership matters. The General Partner is specifically directed and authorized to take whatever steps the General Partner, in its sole discretion, deems necessary or desirable to perfect such designation, including, without limitation, filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under Treasury Regulations. The Tax Matters Partner shall have full authority to extend the statute of limitations and control any tax audit or other proceeding on behalf of the Partnership. Expenses of administrative proceedings relating to the determination of Partnership items at the Partnership level undertaken by the Tax Matters Partner will be deemed to be Partnership expenses.

                                 ARTICLE 10
             CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

     10.1 Representations of Each Partner.

     Each of the Partners represents and warrants to and agrees with the other Partners as follows:

     (a) Status. Such Partner has full power and authority to own its property and to carry on its business as now conducted. Such Partner is duly incorporated or organized (in the event such Partner is not a corporation), validly existing and in good standing under the laws of its state or country of incorporation or organization (as the case may be).

     (b) Authority. Such Partner has full power and authority to execute and deliver this Agreement and to carry out its obligations hereunder in accordance with the terms and provisions hereof. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, corporate or otherwise, on the part of such Partner. This Agreement constitutes the valid and legally binding obligation of such Partner, enforceable against it in accordance with its terms, except as enforceability may be affected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, (ii) the limitation of certain remedies by certain equitable principles of general applicability, and (iii) the fact that the rights to indemnification hereunder may be limited by federal or state securities laws.

     (c) No Breach or Default. The execution, delivery and performance by such Partner of this Agreement and the transactions contemplated hereby will not constitute a breach of any term or provision of, or a default under, its certificate or articles of incorporation or by-laws or other constituent documents.

     (d) No Governmental Consents. No material consent, license, approval or authorization of any governmental body, authority, bureau or agency is required on the part of any such Partner or any of its Affiliates in connection with its execution and delivery of this Agreement and its contributions to the capital of the Partnership.

     (e) Use of Partner's Name. With respect to any matters relating to the Partnership, no Partner shall use the name of any other Partner in a press release or otherwise, except as may be required by law, without the prior consent of such other Partner.

     (f) Accredited Investor. Such Partner is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

     (g) Investment Intent. Such Partner is acquiring all legal and beneficial ownership of its interests in the Partnership for its own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof, and such Partner has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization.

     (h) Economic Loss and Sophistication. Such Partner is able to bear the economic risk of losing its entire investment in the Partnership. Such Partner's overall commitment to investments which are not readily marketable is not disproportionate to its net worth. Such Partner's investment in the Partnership will not cause such overall commitment to become excessive. Such Partner has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of this investment.

     (i) No Investment Advice. Such Partner acknowledges and agrees that, pursuant to this Agreement, the General Partner has the exclusive power and discretion (subject only to certain limited exceptions) to make all investment decisions in accordance with the terms of this Agreement. Accordingly, such Partner acknowledges that neither the General Partner nor any Affiliate thereof has rendered or will render any investment advice or securities valuation advice to such Partner, and that such Partner is neither subscribing for nor acquiring any interest in the Partnership in reliance upon, or with the expectation of, any such advice.

     (j) Investment Company Act. Such Partner acknowledges that the Partnership will not register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Act"), by reason of the provisions of Section 3(c)(1) thereof, which excludes from the definition of an investment company any issuer which has not made and does not presently propose to make a public offering of its securities and whose outstanding securities are beneficially owned by not more than 100 persons. If such Partner is not a natural person, such Partner hereby certifies that:

          (i) it is "one person" for the purpose of Section 3(c)(1) of the Investment Act; and

          (ii) such Partner's interest in the Partnership, together with its interests in all other corporations, partnerships, trusts or associations that are or would, but for the exception set forth in this subsection (iii), be excluded from the definition of investment company solely by reason of the provisions of Section 3(c)(1) of the Investment Act will not represent more than 10% of such Partner's total assets.

     10.2 Representations of Each Limited Partner.

     Each Limited Partner represents and warrants to and agrees with the Partnership and the General Partner as follows:

     (a) Accuracy of Information. Such Partner shall promptly furnish to the General Partner all information regarding such Partner or its Affiliates reasonably requested by the General Partner as is or may be required for inclusion in any materials, documents, or instruments to be prepared or filed in connection with (i) the business of the Partnership, or (ii) the compliance by the Partnership or the Subject Companies with any applicable laws, rules or regulations and all such information when supplied to the Partnership will be true and correct in all material respects and will not omit to state any material fact necessary to be stated therein in order that such information shall not be misleading.

     (b) Confidentiality. Such Partner shall keep all information regarding the business, affairs or plans of the Partnership (including, but not limited to, the terms of this Agreement and information about the Subject Companies and the other Partners) strictly confidential and shall maintain and protect all information regarding the business, affairs or plans of the Partnership in no less careful a manner than it maintains and protects its own confidential business information provided, however, that such information may be disclosed by a Partner (1) to its financial advisors provided that such advisors agree to maintain the information in strictest confidence or (2) if, in the reasonable opinion of counsel to such Partner, and after prior consultation with the General Partner and its counsel, such disclosure is required by law, and provided further that the provisions of this Section 10.2(b) shall not apply to information which (x) becomes generally available to the public other than as a result of a disclosure by such Partner or its representatives, (y) was available to such Partner on a non-confidential basis prior to its disclosure to such Partner by the General Partner or its representatives, or (z) becomes available to such Partner on a non-confidential basis from a source other than the General Partner or its representatives or any other Partner or its representatives.

     (c) No Registration of Interests. Such Partner acknowledges and agrees that, based in part upon its representations contained herein and in reliance upon applicable exemptions, no interest in the Partnership acquired by such Partner has been or will be registered under the Securities Act or the securities laws of any other domestic or foreign jurisdiction. Accordingly, no such interest may be offered for sale, sold, pledged, hypothecated, or otherwise transferred in whole or in part unless
(i) the affected interest has been registered under the Securities Act and all other applicable securities laws or an exemption from such registration is available and (ii) all other applicable transfer restrictions set forth herein have been satisfied.

                                 ARTICLE 11
                               MISCELLANEOUS

     11.1 Special Power-of-Attorney.

     Each Partner hereby irrevocably makes, constitutes and appoints the General Partner, with full power of substitution, the true and lawful representative and attorney-in-fact of such Partner, and in the name, place and stead of such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish all such instruments and certificates which, in the opinion of legal counsel retained by the General Partner, may from time to time be required by the laws of Israel, the United States, the States of Delaware or California or any state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, or which said legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership. If any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Partner agrees that the special attorney specified above is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such action to be lawfully taken or omitted. Each Partner is fully aware that it and each other Partner has executed this power-of-attorney, and that each Partner will rely on the effectiveness of such powers with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the General Partner and (i) may be exercised for a Partner by a facsimile signature of the General Partner or, after listing all of the Limited Partners including such Partner, and the General Partner, by a single signature of the General Partner acting as attorney-in-fact for all of them; and (ii) shall survive the delivery of an assignment by a Limited Partner of the whole or any portion of its interest in the Partnership, except that where the assignee thereof has been approved by the General Partner for admission to the partnership as a Substituted Limited Partner, this power-of-attorney given by the assignor shall survive the delivery of such assignment for the sole purpose of enabling the General Partner to execute, acknowledge, and file any instrument necessary to effect such substitution.

     The powers of attorney granted under this Section 11.1 cannot be utilized by the General Partner to increase or extend any financial obligation or liability of a Limited Partner, to alter the method of division of profits and losses or the method of distributions in connection with the investment of a Limited Partner or to alter the rights and obligations of a Limited Partner without the written consent of such Limited Partner. In addition, the powers of attorney granted under this
Section 11.1 may not be utilized by the General Partner to amend this Agreement.

     11.2 Additional Assurances.

     The Limited Partners shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents, including, without limitation, any amended powers-of-attorney, as are necessary or appropriate to permit the General Partner to exercise any authority or power granted to the General Partner hereunder.

     11.3 Amendments.

     The terms and provisions of this Agreement may be modified or amended at any time and from time to time by the consent of the General Partner and a Majority In Interest. Notwithstanding the foregoing, without the consent of any Limited Partner, the General Partner may amend the Schedule of Partners or Schedule B to reflect the admission to the Partnership of Substituted Limited Partners or changes validly made in the Total Capital Commitments or Subject Companies and may amend this Agreement as to matters solely of administrative convenience, which the General Partner deems to be immaterial. Notwithstanding the foregoing provisions of this Section 11.3,
(i) the consent of the General Partner and each Limited Partners shall be required to increase the Total Capital Commitment of any Partner, to amend the definition of Subject Companies, Article 3, Section 5.3, Section 6.3,
Section 6.4, Article 7 and clause (i) of this sentence and (ii) the consent of the General Partner and Two-Thirds in Interest shall be required to amend the definitions of Two-Thirds in Interest, Section 4.5, Section 8.1,
Article 9 and clause (ii) of this sentence. The effective date of an amendment to this Agreement which requires written consent shall be the date stated in the written consent of the Partners or, if no effective date is stated, the date on which the last of the required consents is given. Any other amendment shall be effective when made.

     11.4 Binding Effects; Benefits.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns, as applicable.

     11.5 Headings.

     The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     11.6 Counterparts.

     This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

     11.7 Grammatical Construction.

     Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

     11.8 Governing Law.

     This Agreement shall be governed by and construed both as to validity and enforceability in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

     11.9 Submission to Jurisdiction.

     Each of the Partners consents and submits to the jurisdiction of the state and federal courts located in the County of New Castle, State of Delaware in connection with any suits or other actions arising between the Partners under this Agreement, and consents and waives any objections to the venue of such action or proceeding in the state or federal courts located in the County of New Castle, State of Delaware.

     11.10 Severability.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     11.11 Waiver.

     No waiver of this Agreement or any part hereof and no notice or consent required or permitted to be given pursuant to this Agreement shall be valid or effective unless in writing and signed by the party or parties sought to be charged; and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

     11.12 Entire Agreement.

     This Agreement and the Management Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

     11.13 Notice.

     Any notice or other communication contemplated by any provision of this Agreement shall be in writing and may be delivered personally, sent by telegram, telecopy, commercial courier or mailed by certified mail, postage prepaid, return receipt requested, addressed to such Partner at its address, or sent to its telecopy number, appearing on the Schedule of Partners. Notice sent by telecopy shall be deemed given when confirmation of transmission is received, and notice sent by any other means shall be deemed given when received, at the address set forth in the Schedule of Partners. A copy of all notices to the General Partner shall be sent to David K. Robbins, Fried, Frank, Harris, Shriver & Jacobson, 350 South Grand Avenue, Suite 3200, Los Angeles, California 90071-3406; but any party may designate a different address by a notice similarly given to the Partnership.

     11.14 Waiver of Partition.

     Each Partner hereby irrevocably waives, during the term of the Partnership and the winding up thereof, any right that it may have to maintain any action for partition with respect to any Partnership property.

               AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP


          This Amendment (the "Amendment"), dated as of January 1, 2000, hereby amends the Agreement of Limited Partnership of Trefoil Israel FSL, L.P., a Delaware limited partnership, dated as of December 17, 1999 (the "Agreement"), by and between Trefoil Israel FSL, Inc., a Delaware corporation ("Trefoil Israel FSL"), as the sole general partner, and Shamrock Holdings, Inc., a Delaware corporation ("Shamrock"), as the sole limited partner. Capitalized terms used herein have the meanings set forth in the Agreement unless otherwise defined herein.

          WHEREAS, Trefoil Israel FSL and Shamrock desire to amend Sections 1.1, 6.1 and 9.2 of the Agreement;

          WHEREAS, pursuant to the Purchase Agreement, dated January 1, 2000 (the "Purchase Agreement"), among Shamrock and the purchasers signatory thereto (the "Purchasers"), Shamrock has agreed to sell to the Purchasers and the Purchasers have agreed to purchase from Shamrock, a limited partnership interest in the Partnership, representing an aggregate ownership interest of 14.4879% (the "Transferred Interest") in the Partnership;

          WHEREAS, in connection therewith, Shamrock and Trefoil Israel FSL desire to amend Schedule A to the Partnership Agreement to reflect the sale of the Transferred Interest from Shamrock to the Purchasers; and

          WHEREAS, in all other respects, Trefoil Israel FSL and Shamrock desire to have the Agreement remain in full force and effect;

          NOW THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

          1. Section 1.1 (Definitions) of the Agreement is hereby amended to add the following definition:

          "Contributed Securities" shall mean any Securities constituting a part of any Partner's Capital Contribution made pursuant to Article 6;"

          2. Sections 6.1(a) and 6.1(b)(i) (Capital Contributions) of the Agreement are hereby amended to read in their entirety as follows:

               "(a) All Capital Contributions shall be made in cash or Securities, as determined by the General Partner.

               (b) (i) The General Partner may at any time and from time to time prior to the Partnership Dissolution Date, (x) on the Initial Contribution Date, the Limited Partner shall make contributions pursuant to the Contribution Agreement which Contribution has fair market value of $ 7,514,651.00 and the General Partner shall contribute the amount set forth opposite such Partner's name under the heading "Initial Capital Contribution," and (y) thereafter upon notice given at least five Business Days prior thereto by telex or telecopy, require each Limited Partner to make contributions to the capital of the Partnership in an amount not to exceed such Partner's Capital Commitment Balance. All Contributions shall be, in the case of a cash Capital Contribution, made by wire transfer of federal funds to the account of the Partnership (which account shall be set forth in the notice). Any Capital Contributions of Securities shall be delivered as directed by the Partnership. Contributions shall be made Pro Rata by the Partners. Concurrently with the funding of Contributions by the Limited Partners pursuant to this clause (i), the General Partner shall make additional contributions to the capital of the Partnership in an amount so that the aggregate of all Contributions made by the General Partner equals at least 1% of the aggregate of all Contributions made by all Partners."

          3. A new Section 6.1(c) shall be added to the Agreement to read in its entirety as follows:

               "(c) For the purposes of this Agreement, the value of any Contributed Securities shall be the Fair Market Value of such Securities."

          4. Section 9.2 of the Agreement is hereby amended and restated in its entirety as follows:

          "9.2 Reports to Partners. As soon as practicable after the end of each Fiscal Year, each Partner shall receive from the Partnership a U.S. federal income tax form K-1 and a copy of the Partnership's federal income tax form for such prior Fiscal Year."

          5. Schedule A to the Agreement is hereby superseded by Schedule A attached hereto.

          6. Except as otherwise specifically modified by this Amendment, all terms and provisions of the Agreement remain unmodified and in full force and effect.

          7. This Amendment, together with the Agreement, constitutes the entire agreement between the parties hereto relating to the subject matter hereof and shall not be changed or terminated orally.

          8. If any term or other provision of this Amendment, or any application thereof to any circumstances, is invalid, illegal or incapable of being enforced by any rule of law or public policy, in whole or in part, such provision or application shall to that extent be severable and shall not effect other provisions or applications of this Amendment.

          9. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.